                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) September 2, 1998

                                 MARINEMAX, INC.
             (Exact name of registrant as specified in its charter)


1-14173                                                   59-3496957
(Commission File No.)                                    (IRS Employer
                                                      Identification Number)

18167 U.S. 19 NORTH, SUITE 499
Clearwater, Florida                                            33764
 (Address of principal executive offices)                   (ZIP Code)

                                 (813) 531-1700
               Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS

REPORTING OF CERTAIN FINANCIAL AND OTHER INFORMATION FOR REGISTRATION AND OTHER PURPOSES

On July 7, 1998, MarineMax Inc. (the "Company") acquired Cochran's Marine, Inc, C & N Marine Corporation, and four limited liability companies that own three retail facilities and a boat storage facility (collectively "Cochran's Marine") in a stock-for-stock merger. The acquisition has been accounted for under the pooling-of-interests method of accounting.

On July 30, 1998, the Company acquired Sea Ray of North Carolina (f.k.a. Skipper Bud's of North Carolina) in a stock-for-stock merger. The acquisition has been accounted for under the pooling-of-interests method of accounting.

The Company is filing herewith: (i) audited supplemental consolidated financial statements for the nine-month period ended September 30, 1997 and for the twelve-month periods ended December 31, 1996 and 1995; and (ii) management's discussion and analysis of financial condition and results of operations for each of the periods described above, all of which have been restated for businesses acquired in 1998 accounted for under the pooling-of-interests method of accounting.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The Company is the largest recreational boat dealer in the United States in terms of revenue. Through 34 retail locations in seven states, the Company sells new and used recreational boats and related marine products, including engines, boats, trailers, parts, and accessories. The Company also arranges related boat financing, insurance and extended warranty contracts, provides boat repair and maintenance services, and offers boat brokerage services.

      MarineMax Inc. was formed in January 1998, merged with five recreational boat retailers on March 1, 1998, acquired a sixth recreational boat retailer on April 30, 1998 and merged with two additional boat retailers on July 7, 1998 and July 30, 1998, respectively. The March 1, July 7, and July 30, 1998 mergers were stock-for-stock transactions and have been accounted for under the pooling-of-interests method of accounting (the Pooled Companies). The April 30, 1998 acquisition of Stovall Marine, Inc. (Stovall) was also stock-for-stock but is being accounted for under the purchase method of accounting. The Pooled Companies' financial statements have been restated to reflect the operations as if the companies had operated as one entity since inception. The Pooled Companies had an average operating history of 16 years under the ownership existing at the time of their acquisition. The discussion below does not include the acquisition of Stovall, which was accounted for under the purchase method of accounting at the April 30, 1998 acquisition date.

      Each of the Pooled Companies and Stovall historically operated with a calendar year end, but adopted the September 30 year-end of MarineMax upon completion of the Mergers. The September 30 year-end more closely conforms to the natural business cycle of the Company. The following discussion compares the nine months ended September 30, 1997 to the nine months ended September 30, 1996, and calendar 1996 to calendar 1995, and should be read in conjunction with the supplemental consolidated financial statements of the Company, including the related notes thereto, appearing elsewhere in this current filing on Form 8-K.

      The Company derives its revenue from (i) selling new and used recreational boats and related marine products; (ii) arranging financing, insurance, and extended warranty products; (iii) providing boat repair and maintenance services; and (iv) offering boat brokerage services. Revenue from boat or related marine product sales, boat repair and maintenance services, and boat brokerage services is recognized at the time the product is delivered to the customer or the service is completed. Revenue earned by the Company for arranging financing, insurance, and extended warranty products is recognized at the later of customer acceptance of the service contract terms as evidenced by contract execution, or when the related boat sale is recognized.

      Cost of sales generally includes the cost of the recreational boat or other marine product, plus any additional parts or consumables used in providing maintenance, repair, and rigging services.

      The Pooled Companies operated historically as independent, privately owned entities, and their results of operations reflect varying tax structures, including both S and C corporations, which have influenced the historical level of employee-stockholder compensation. The selling, general, and administrative expenses of the Pooled Companies include compensation to employee-stockholders totaling $4.7 million and $4.4 million for the nine-months ended September 30, 1997 and 1996, respectively, and $9.8 million and $7.3 million for the years ended December 31, 1996 and 1995, respectively. As a result of the varying practices regarding compensation to employee-stockholders among the Pooled Companies, the comparison of operating margins from period to period is not meaningful. Certain employee-stockholders have entered into employment agreements with the Company, reflecting reduced compensation when compared to historical levels.

Nine-months Ended September 30, 1997 Compared to Nine-months Ended September 30, 1996

      Revenue. Revenue increased $43.8 million, or 27.9%, to $200.4 million for the nine-month period ended September 30, 1997 from $156.6 million for the nine-month period ended September 30, 1996. Of this increase, $39.0 million was attributable to 25.9% growth in comparable stores sales in 1997 and $4.8 million was attributable to stores not eligible for inclusion in the comparable store base. The increase in comparable store sales in 1997 resulted primarily from more effective utilization of the prospective customer tracking feature of the integrated computer system, a greater emphasis on used boat sales, the addition of the Boston Whaler product line at 12 locations, the introduction of the Value-Price sales approach at seven retail locations, which the Company believes has resulted in increased closing rate on sales, and participation in additional boat shows.

      Gross Profit. Gross profit increased $10.8 million, or 27.7%, to $49.9 million for the nine-month period ended September 30, 1997 from $39.1 million for the nine-month period ended September 30, 1996. Gross profit margin as a percentage of revenue remained relatively constant at 24.9% during the nine-month periods ended September 30, 1997 and 1996.

      Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased approximately $5.0 million, or 19.7%, to $30.4 million for the nine-month period ended September 30, 1997 from $25.4 million for the nine-month period ended September 30, 1996. Selling, general, and administrative expenses as a percentage of revenue decreased to 15.2% in 1997 from 16.2% in 1996. This reduction was primarily due to proportionally lower stockholder-employee compensation.

      Interest Expense, Net. Interest expense, net increased approximately $352,000, or 24.2%, to $1.8 million in 1997 from $1.5 million in 1996. Interest expense, net as a percentage of revenue remained relatively constant at 0.9% during the nine-month periods ended September 30, 1997 and 1996. Total interest charges increased as a result of increased debt associated with the redemption of common stock and higher levels of outstanding borrowings related to the increased level of inventories required to support the increase in revenue.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

      Revenue. Revenue increased $29.5 million, or 17.5%, to $197.6 million in 1996 from $168.1 million in 1995. Of this increase, $22.9 million was attributable to 14.2% growth in comparable stores sales and $6.6 million was attributable to stores not eligible for inclusion in the comparable store base. The increase in comparable store sales in 1996 was due primarily to increased use of the prospective customer tracking feature of the integrated computer system, a stronger emphasis on used boat sales and parts and service sales, the addition of product lines (such as Baja, Challenger Bass Boats, Sea Hunt, and Sea Pro) in selected locations, and participation in additional boat shows.

      Gross Profit. Gross profit increased $8.4 million, or 21.1%, to $47.7 million in 1996 from $39.3 million in 1995. Gross profit as a percentage of revenue increased to 24.1% in 1996 from 23.4% in 1995. The gross profit increase was primarily due to more effective utilization of the integrated computer system, which allowed for more timely monitoring and emphasis on daily and monthly gross profit margins, and increased sales of products that historically result in higher gross profits such as finance and insurance contracts.

       Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased approximately $7.6 million, or 24.4%, to $38.7 million in 1996 from $31.1 million in 1995. Selling, general, and administrative expenses as a percentage of revenue increased to 19.6% in 1996 from 18.5% in 1995. The increase in selling, general, and administrative expenses as a percentage of revenue was primarily due to an additional $1.2 million of stockholder-employee compensation and $800,000 in additional advertising expense in excess of their proportion to the increase in revenue. The increase in advertising expense was primarily associated with the addition of new product lines as noted above.

      Interest Expense, Net. Interest expense, net increased approximately $409,000, or 29.0%, to $1.8 million in 1996 from $1.4 million in 1995. Interest expense, net as a percentage of revenue increased to 0.9% in 1996 from 0.8% in 1995. The increase in interest charges is a result of increased debt associated with the redemption of common stock and higher levels of outstanding borrowings related to the increased level of inventories required to support the increase in revenue.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's cash needs are primarily for working capital to support operations, including new and used boat and related parts inventories, off-season liquidity, and growth through new store openings. These cash needs have historically been financed with cash from operations and borrowings under credit facilities. Historically, the Pooled Companies utilized a combination of floor plan financing, working capital lines of credit, and loans from stockholders to finance inventory levels. These historic facilities had varying interest rates, terms, and payment requirements. The Company depends upon dividends and other payments from its operating subsidiaries to fund its obligations and meet its cash needs. No agreements exist that restrict this flow of funds.

      For the nine-month periods ended September 30, 1996 and 1997 and the calendar years ended December 31, 1995 and 1996, the Company generated cash flows from operating activities of approximately $3.8 million, $9.2 million, $5.9 million, and $6.8 million, respectively. In addition to net income, cash provided by operating activities was due primarily to inventory management, including floor plan management. Stockholder-employee compensation significantly impacts net income and therefore cash flows from operations, which causes variations in operating cash flows.

      For the nine-month periods ended September 30, 1996 and 1997, the cash flows used by investing activities approximated $1.3 million in both periods. For the calendar years ended December 31, 1995 and 1996, cash flows used by investing activities were $1.2 million and $1.6 million, respectively. Cash used in investing activities was primarily attributable to purchases of property and equipment associated with opening new or improving existing retail facilities.

      For the nine-month periods ended September 30, 1996 and 1997, cash flows provided by financing activities approximated $1.7 million and $915,000, respectively. For the calendar years ended December 31, 1995 and 1996, cash flows used by financing activities were $4.1 million and $4.9 million, respectively. Cash provided by financing activities was primarily attributable to increased borrowings on long term and shareholder debt. Cash flows used by financing reflect distributions made to stockholder-employees for tax and other purposes, which have historically been made in the quarter ended December 31.

      At September 30, 1997, the Company's long-term indebtedness totaled approximately $7.4 million, of which approximately $5.9 million is due to a former stockholder of one of the Merged Companies relating to the reacquisition of that stockholder's interest, while the remaining long-term indebtedness is primarily associated with the Company's real estate holdings.

      At September 30, 1997, the Company had approximately $35.5 million of floor plan financing outstanding under its existing agreements with lenders. The Company replaced the floor plan lines of credit of the Pooled Companies with a Loan and Security Agreement, dated April 7, 1998, with Nations Credit Distribution Finance, Inc. ("NDF"), providing for a revolving line of credit loan to the Company in the maximum amount of $105 million (the "Loan"). Advances accrue interest at the 90-day London Interbank Offered Rate plus 125 basis points. The Loan terminates on April 1, 2001. The availability of loan advances from time to time will be based upon the value of new and used inventory, parts inventory and accounts receivable of the Company and each of its direct and indirect subsidiaries. Advances may be used for inventory, working capital, and other purposes satisfactory to NDF. No more than $10 million in advances may be outstanding for working capital purposes, unless the Company and its subsidiaries pledge their real property assets. The Loan is guaranteed by each of the Company's direct and indirect subsidiaries. The Loan and the guaranties of the subsidiaries are secured by all of the accounts, inventory, other goods, equipment, fixtures and furniture of the Company and all of the subsidiaries

      The Company opened two stores since the March 1, 1998 Mergers. The stores are located in Palm Beach, Florida, and Sacramento, California. The Palm Beach store was opened in a facility already owned by the Company and the Sacramento store is leased from a third party. The costs to open these stores and the related lease commitment are not material.

      In April 1998, the Company acquired all of the issued and outstanding Common Stock of Stovall Marine, Inc. (Stovall) (a Georgia corporation) in exchange for 492,306 shares of the Company's common stock. The costs associated with the Stovall acquisition are not material.

      In June 1998, the Company completed its initial public offering ("IPO") of 4,780,569 shares of Common Stock. The IPO generated net cash proceeds of approximately $38.3 million after deducting underwriting discounts and offering costs to date of approximately $2.6 million. Subsequent to the IPO, the Company used approximately $1.0 million to enhance the Company's management information systems, $5.3 million to pay down term debt and pending the ultimate use of the proceeds from the offering, the remaining $32.0 million has been applied to reduce the outstanding balance on the Company's line of credit.

      Except as specified in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the attached supplemental restated financial statements, the Company has no material commitments for capital for the next 12 months. The Company believes that its existing capital resources, including the net proceeds from its IPO, will be sufficient to finance the Company's operations for at least the next 12 months.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To MarineMax, Inc.:

      We have audited the accompanying supplemental consolidated balance sheets (restated) of MarineMax, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996, and September 30, 1997, and the related supplemental consolidated statements of operations (restated), stockholders' equity (restated) and cash flows (restated) for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MarineMax, Inc. and subsidiaries as of December 31, 1996, and September 30, 1997, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP



Tampa, Florida,
August 20, 1998

                        MARINEMAX, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS (RESTATED)


                                                                   December 31,     September 30,
                                                                       1996              1997
                                                                   -----------       -----------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents .............................       $ 2,697,559       $11,537,934
     Accounts receivable, net ..............................         5,419,255         8,204,334
     Due from related parties ..............................           516,393           585,913
     Inventories ...........................................        66,981,113        61,945,438
     Prepaids and other current assets .....................           536,420           679,198
     Deferred tax asset ....................................           666,581           529,212
                                                                   -----------       -----------
         Total current assets ..............................        76,817,321        83,482,029

PROPERTY AND EQUIPMENT, net ................................         5,335,637         5,902,000
DUE FROM RELATED PARTY .....................................            54,719            54,719
GOODWILL AND OTHER ASSETS ..................................           103,906           152,538
                                                                   -----------       -----------
         Total assets ......................................       $82,311,583       $89,591,286
                                                                   ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable ......................................       $ 4,309,191       $ 6,209,029
     Customer deposits .....................................         2,339,284         3,536,045
     Accrued expenses ......................................         4,055,804         5,409,977
     Floor plan notes payable ..............................        50,752,132        35,519,942
     Short-term borrowings .................................         3,390,601         2,711,677
     Current maturities of long-term debt ..................           268,356         1,047,272
     Due to related parties ................................         3,141,943         5,492,487
                                                                   -----------       -----------
         Total current liabilities .........................        68,257,311        59,926,429
                                                                   -----------       -----------

LONG-TERM DEBT, net of current maturities ..................         1,169,644         6,367,019
                                                                   -----------       -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares
     authorized, none issued or outstanding.................                --                --
Common stock, $.001 par value; 40,000,000 shares authorized,
     9,676,931 and 8,901,818 shares issued
     and outstanding at December 31, 1996 and
     September 30, 1997, respectively.......................             9,677             8,902
Additional paid-in capital .................................           611,261                --
Retained earnings ..........................................        12,263,690        23,288,936
                                                                   -----------       -----------
         Total stockholders' equity ........................        12,884,628        23,297,838
                                                                   -----------       -----------
         Total liabilities and stockholders' equity ........       $82,311,583       $89,591,286
                                                                   ===========       ===========


        The accompanying notes are an integral part of these supplemental consolidated balance sheets.

                        MARINEMAX, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)

                                                                                            For the Nine-
                                                            For the Year Ended              month Period
                                                                December 31,                    Ended
                                                     ---------------------------------       September 30,
                                                         1995                 1996               1997
                                                     -------------        ------------       ------------
REVENUE ......................................       $ 168,110,742        $197,608,890       $200,413,762
COST OF SALES ................................         128,822,766         149,947,980        150,478,921
                                                     -------------        ------------       ------------
         Gross profit ........................          39,287,976          47,660,910         49,934,841

SELLING, GENERAL AND
    ADMINISTRATIVE EXPENSES ..................          31,071,282          38,650,159         30,387,637
                                                     -------------        ------------       ------------

         Income from operations ..............           8,216,694           9,010,751         19,547,204

INTEREST EXPENSE, net ........................           1,413,767           1,823,187          1,805,716
                                                     -------------        ------------       ------------

NET INCOME BEFORE
    INCOME TAXES .............................           6,802,927           7,187,564         17,741,488

INCOME TAX (BENEFIT) PROVISION ...............             (20,351)             42,029            595,823
                                                     -------------        ------------       ------------

NET INCOME ...................................       $   6,823,278        $  7,145,535       $ 17,145,665
                                                     =============        ============       ============


BASIC AND DILUTED NET INCOME PER COMMON SHARE:       $        0.74        $       0.74       $       1.93
                                                     =============        ============       ============

UNAUDITED PRO FORMA INCOME TAX PROVISION .....           2,733,385           2,841,362          6,404,639
                                                     -------------        ------------       ------------

UNAUDITED PRO FORMA
    NET INCOME ...............................       $   4,089,893        $  4,304,173       $ 10,741,025
                                                     =============        ============       ============

UNAUDITED PRO FORMA BASIC AND DILUTED NET
    INCOME PER COMMON SHARE ..................       $        0.44        $       0.45       $       1.21
                                                     =============        ============       ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES USED
    IN COMPUTING NET INCOME PER COMMON SHARE
    AND UNAUDITED PRO FORMA NET INCOME PER
    COMMON SHARE: ............................           9,264,541           9,628,348          8,901,818
                                                     =============        ============       ============


              The accompanying notes are an integral part of these
                      supplemental consolidated statements.

                        MARINEMAX, INC. AND SUBSIDIARIES
                     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF
                         STOCKHOLDERS' EQUITY (RESTATED)
       FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1996 AND THE
                   NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997



                                          Common Stock               Additional                              Total
                                    -------------------------         Paid-in           Retained         Stockholders'
                                      Shares           Amount         Capital           Earnings            Equity
                                    ----------        -------        ---------        ------------        ------------
BALANCE, January 1, 1995 ....        9,264,541        $ 9,265        $ 589,673        $  9,753,384        $ 10,352,322

Net Income ..................               --             --               --           6,823,278           6,823,278
Capital Contribution ........               --             --            1,000                  --               1,000
Distributions to stockholders               --             --               --          (5,857,754)         (5,857,754)
                                    ----------        -------        ---------        ------------        ------------
BALANCE, December 31, 1995 ..        9,264,541          9,265          590,673          10,718,908          11,318,846
Net Income ..................               --             --               --           7,145,535           7,145,535

Capital Contribution.........          412,390            412           20,588                  --              21,000
Distributions to stockholders               --             --               --          (5,600,753)         (5,600,753)
                                    ----------        -------        ---------        ------------        ------------
BALANCE, December 31, 1996 ..        9,676,931          9,677          611,261          12,263,690          12,884,628

Net Income ..................               --             --               --          17,145,665          17,145,665
Redemption of common stock ..         (775,113)          (775)        (612,261)         (5,486,964)         (6,100,000)
Capital Contribution ........               --             --            1,000                  --               1,000
Distributions to stockholders               --             --               --            (633,455)           (633,455)
                                    ----------        -------        ---------        ------------        ------------
BALANCE, September 30, 1997 .        8,901,818        $ 8,902        $      --        $ 23,288,936        $ 23,297,838
                                    ==========        =======        =========        ============        ============


              The accompanying notes are an integral part of these
                      supplemental consolidated statements.

                    MARINEMAX, INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)

                                                                                              For the
                                                            For the Year Ended            Nine-month Period
                                                               December 31,                    Ended
                                                     -------------------------------        September 30,
                                                        1995                1996                1997
                                                     -----------        ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income ................................       $ 6,823,278        $  7,145,535        $ 17,145,665
   Adjustments to reconcile net income to net
      cash provided by operating activities:
     Depreciation and amortization ...........           710,064             819,784             726,657
     Deferred income tax (provision)
      benefit.................................           (71,682)           (594,899)            137,369
     Loss (gain) on sale of property and
       equipment .............................            13,365             (17,054)                993
   (Increase) decrease in --
     Accounts receivable .....................        (1,286,705)         (2,129,417)         (2,785,080)
     Due from related parties ................            94,346            (481,623)            (69,520)
     Inventories .............................        (6,840,076)        (18,316,073)          5,035,675
     Prepaids and other assets ...............          (476,820)            338,821            (191,410)
   (Decrease) increase in --
     Accounts payable ........................          (852,661)          1,738,263           1,899,839
     Customer deposits .......................           577,204          (2,286,207)          1,196,761
     Accrued expenses and other liabilities ..         1,048,138           1,845,565           1,354,173
     Floor plan notes payable ................         6,146,022          18,752,635         (15,232,190)
                                                     -----------        ------------        ------------
        Net cash provided by operating
          activities .........................         5,884,473           6,815,330           9,218,932
                                                     -----------        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment .....        (1,176,646)         (1,633,308)         (1,325,001)
     Proceeds from sale of property and
        equipment ............................            13,321              60,201              30,988
                                                     -----------        ------------        ------------
        Net cash used in investing activities         (1,163,325)         (1,573,107)         (1,294,013)
                                                     -----------        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Capital contribution ....................             1,000              21,000               1,000
     Net decrease in cash overdraft ..........          (964,355)
     Net borrowings (repayments) on notes
       payable to Related parties ............         1,476,938            (114,433)          2,187,544
     Borrowings on long-term debt ............           114,568           1,464,223           1,917,381
     Repayments on long-term debt ............          (267,761)         (1,187,350)         (2,041,090)
     Net borrowings (repayments) on short-term
       borrowings ............................         1,299,460             541,141            (678,924)
     Distributions to stockholders ...........        (5,749,436)         (5,600,753)           (470,455)
                                                     -----------        ------------        ------------
        Net cash (used in) provided by
          financing activities ...............        (4,089,586)         (4,876,172)            915,456
                                                     -----------        ------------        ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS: ...           631,562             366,051           8,840,375

CASH AND CASH EQUIVALENTS, beginning of
   period ....................................         1,699,946           2,331,508           2,697,559
                                                     -----------        ------------        ------------
CASH AND CASH EQUIVALENTS,
   end of period .............................       $ 2,331,508        $  2,697,559        $ 11,537,934
                                                     ===========        ============        ============


              The accompanying notes are an integral part of these
                      supplemental consolidated statements.

                        MARINEMAX, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)

                                                                                              For the
                                                            For the Year Ended            Nine-month Period
                                                               December 31,                    Ended
                                                     -------------------------------        September 30,
                                                        1995                1996                1997
                                                     -----------        ------------        ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid for
        Interest .................................       $2,326,809       $3,009,471         $2,763,240
        Income taxes .............................       $   29,662       $   33,701         $   35,745
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
    FINANCING ACTIVITIES:
     Distributions declared but not yet paid .....       $  108,318               --            163,000
     Long-term debt issued for redemption of
     common stock ................................               --               --         $6,100,000


              The accompanying notes are an integral part of these
                      supplemental consolidated statements.

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)


1. BUSINESS AND ORGANIZATION:

   MarineMax, Inc. (MarineMax) and subsidiaries (the Company) are primarily engaged in the retail sale and service of new and used boats, motors, trailers, marine parts and accessories in Arizona, California Florida, Georgia, Minnesota, North Carolina and Texas.

   MarineMax Inc. (MarineMax) was incorporated in January 1998. MarineMax Inc. and subsidiaries (collectively the Company) has consummated a series of business combinations. On March 1, 1998, MarineMax acquired, in separate merger transactions, all of the issued and outstanding common stock of Bassett Boat Company of Florida, Gulfwind South, Inc., Gulfwind U.S.A., Inc., 11502 Dumas, Inc. and subsidiaries d/b/a Louis DelHomme Marine, Harrison's Boat Center, Inc., Harrison's Marine Centers of Arizona, Inc. (collectively, the Original Merged Companies) in exchange for 7,799,844 shares of the Company's common stock.

   On July 7, 1998 the Company acquired, in separate merger transactions, all of the issued and outstanding common stock of Cochran's Marine, Inc. and C & N Marine Corporation (collectively Cochran's Marine) in a stock-for-stock merger by issuing 603,386 shares of its Common Stock for all the stock of Cochran's Marine.

   On July 30, 1998, the Company acquired all of the issued and outstanding common stock of Sea Ray of North Carolina, Inc. (f.k.a. Skipper Bud's of North Carolina) in a stock-for-stock merger by issuing 412,390 shares of its Common Stock for all the stock of Sea Ray of North Carolina, Inc.

   These business combinations (collectively the Pooled Companies) have been accounted for under the pooling-of-interests method of accounting. Accordingly, the financial statements of the Company have been restated to reflect the operations as if the companies had operated as one entity since inception.

   On March 1, 1998, MarineMax Inc. effected business combinations in which it acquired, in separate merger transactions, the beneficial interests in Bassett Boat Company, Bassett Realty, L.L.C., Gulfwind South Realty, L.L.C., Harrison's Realty, L.L.C. and Harrison's Realty California, L.L.C. (collectively the Original Property Acquisitions) in exchange for 1,392,026 shares of the Company's common stock. Additionally, on July 7, 1998, MarineMax acquired, in separate merger transactions the beneficial interests in C & N Realty LLC, Walker Marina Realty, LLC, Marina Drive Realty I, LLC, and Marina Drive Realty II, LLC (collectively, Cochran's LLC's) in exchange for 120,000 shares of the Company's common stock. On April 30, 1998, MarineMax Inc. acquired the issued and outstanding common stock of Stovall Marine, Inc. (Stovall) in exchange for 492,306 shares of the Company's common stock accounted for under the purchase method of accounting. The Original Property Acquisitions, Stovall and Cochran's LLC's (collectively the Acquired Companies) will be reflected in the Company's financial statements subsequent to their respective acquisition dates.

   In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements to conform with the financial statement presentation of the current period. The supplemental consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and accounts have been eliminated.

                    MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)


2. SIGNIFICANT ACCOUNTING POLICIES:

FISCAL YEAR

      The Company changed its fiscal year-end from December 31 to September 30 to coincide more closely with its natural business cycle. As a result, the accompanying financial statements present the nine-month transition period, which began January 1, 1997, and ended September 30, 1997. Results of operations (unaudited) for the nine-month period ended September 30, 1996, were as follows:

                                                      AMOUNT
                                                      ------
Revenue ....................................       $156,610,835
Cost of sales ..............................        117,513,908
                                                   ------------
      Gross profit .........................         39,096,927
Selling, general and administrative expenses         25,377,507
                                                   ------------
      Income from operations ...............         13,719,420
Interest expense, net ......................          1,453,444
                                                   ------------
Income before income tax provision .........         12,265,976
Income tax provision .......................            660,930
                                                   ------------
      Net income ...........................       $ 11,605,046
                                                   ============


INVENTORIES

       New and used boat inventories are stated at the lower of cost, determined on a specific-identification basis, or market. Parts and accessories are stated at the lower of cost, determined on the first-in, first-out basis, or market.

PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Useful lives for purposes of computing depreciation are as follows:

                                                                        YEARS
                                                                        -----
Buildings and improvements ......................................       5-40
Machinery and equipment .........................................       5-10
Furniture and Fixtures ..........................................       5-10
Vehicles ........................................................          5

      The cost of property and equipment sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is included in the supplemental consolidated statements of income. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and improvements are capitalized and amortized over their useful lives.

                    MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)


CUSTOMER DEPOSITS

      Customer deposits include amounts received from customers toward the purchase of boats. These deposits are recognized as revenue when the related boats are delivered to customers, or are returned to customers if the related boat sales do not close.

LONG-LIVED ASSETS

      Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed
Of" (SFAS 121), requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. The Company groups long-lived assets by store location for purposes of assessing the recoverability of carrying value and measuring potential impairment. SFAS 121 was adopted in 1996 and did not have a material effect on the Company's supplemental consolidated results of operations, cash flows or financial position.

REVENUE RECOGNITION

      Revenue from boat, motor and trailer sales and parts and service operations is recognized at the time the boat, motor, trailer or part is delivered to the customer or service is completed. Revenue earned by the Company for notes placed with financial institutions in connection with customer boat financing is recognized when the related boat sale is recognized. Commissions earned on credit life, accident and disability insurance sold on behalf of third-party insurance companies are also recognized when the related boat sale is recognized. Pursuant to negotiated agreements with financial institutions, the Company is charged back for a portion of these fees should the customer terminate the finance contract before it is outstanding for stipulated minimal periods of time. The chargeback reserve, which was not material to the supplemental consolidated financial statements taken as whole as of December 31, 1996, or September 30, 1997, is based on the Company's experience for repayments or defaults on the finance contracts.

      Commissions earned on extended warranty service contracts sold on behalf of unrelated third-party insurance companies are recognized at the later of customer acceptance of the service contract terms as evidenced by contract execution, or when the related boat sale is recognized. The Company is charged back for a portion of these commissions should the customer terminate the service contract prior to its scheduled maturity. The chargeback reserve, which was not material to the supplemental consolidated financial statements taken as a whole as of December 31, 1996, or September 30, 1997, is based upon the Company's experience for repayments or defaults on the service contracts.

ADVERTISING AND PROMOTIONAL COSTS

      Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying supplemental consolidated statements of operations. Total advertising and promotional expenses approximated $1,741,000, $2,886,000 and $2,662,000 for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997, respectively.

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

INCOME TAXES AND UNAUDITED PRO FORMA INCOME TAX PROVISION

         Certain subsidiaries of the Company elected S corporation status under the provisions of the Internal Revenue Code prior to the business combinations accounted for under the pooling-of-interests method of accounting. Accordingly, income of these subsidiaries was passed through to the stockholders; as such, these subsidiaries historically recorded no provision for income taxes. The accompanying supplemental consolidated statement of operations includes an unaudited pro forma income tax provision assuming the subsidiaries had been taxed as C corporations during that period.

         The other subsidiaries have been taxed as C corporations and have followed the liability method of accounting for income taxes in accordance with SFAS No.109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received or liabilities are settled.

SUPPLIER AND CUSTOMER CONCENTRATION

         Dealership Agreements

         The Company has entered into dealership agreements with Ray Industries, Inc. (Ray Industries), Boston Whaler, Inc. (Boston Whaler), Mercury Marine and Baja Marine Corporation (all subsidiaries or divisions of Brunswick Corporation)(collectively, the Manufacturers). Approximately 84 percent of the Company's revenue is derived from products acquired from the Manufacturers. These agreements allow the Company to purchase, stock, sell and service boats and products of the Manufacturers. These agreements also allow the Company to use the Manufacturers' names, trade symbols and intellectual properties. Although there are a limited number of manufacturers of the type of boats and products that the Company sells, the Company believes that other suppliers could provide similar boats and products on comparable terms. A change in suppliers, however, could cause a potential loss of revenue, which would affect operating results adversely. The Company's existing dealership agreements with the Manufacturers are renewable subject to certain terms and conditions in the agreements and expire in 2008.

         Concentrations of Credit Risks

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. Concentrations of credit risk with respect to cash and cash equivalents are limited primarily to local financial institutions. Concentrations of credit risk arising from receivables are limited primarily to manufacturers and financial institutions.

CONSOLIDATED STATEMENTS OF CASH FLOWS

         For purposes of the supplemental consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three-months or less to be cash equivalents.

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

USE OF ESTIMATES AND ASSUMPTIONS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

         During June 1996 and June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), and SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information" (SFAS 131), respectively. The major provisions of these statements and their impact on the Company are discussed below.

         SFAS 130, effective for fiscal years beginning after December 15, 1997, requires the presentation of comprehensive income in an entity's financial statements. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity which are excluded from net income. This statement is not anticipated to have any impact on the Company as the Company currently does not enter into any transactions that result in charges (or credits) directly to equity (such as additional minimum pension liability changes, currency translation adjustments, unrealized gains and losses on available-for-sale securities, etc.).

         SFAS 131, effective for fiscal years beginning after December 15, 1997, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company does not believe this statement will have any impact on its consolidated financial statements.

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

3. ACCOUNTS RECEIVABLE:

         Trade receivables consist of receivables from financial institutions, which provide funding for customer boat financing and amounts due from financial institutions earned from arranging financing with the Company's customers. These receivables are normally collected within 30 days of the sale. Trade receivables also include amounts due from customers on the sale of boats and parts and service. Amounts due from manufacturers represent receivables for various incentive programs and parts and service work performed pursuant to the manufacturers' warranty. The accounts receivable balances consisted of the following as of December 31, 1996, and September 30, 1997:

                                                  DECEMBER 31,        SEPTEMBER 30,
                                                      1996                1997
                                                  ----------          ----------
Trade receivables ......................          $2,913,871           4,537,923
Amounts due from manufacturers .........           2,238,136           3,468,897
Other receivables ......................             267,248             197,514
                                                  ----------          ----------
                                                  $5,419,255          $8,204,334
                                                  ==========          ==========

4. INVENTORIES:

         Inventories were comprised of the following as of December 31, 1996, and September 30, 1997:

                                                 DECEMBER 31,        SEPTEMBER 30,
                                                    1996                 1997
                                                 -----------         -----------
New boats, motors and trailers .........         $58,447,954         $50,944,696
Used boats, motors and trailers ........           4,905,670           6,962,908
Parts, accessories and other ...........           3,627,489           4,037,834
                                                 -----------         -----------
                                                 $66,981,113         $61,945,438
                                                 ===========         ===========

5. PROPERTY AND EQUIPMENT:

         Property and equipment consisted of the following as of December 31, 1996, and September 30, 1997:

                                                       DECEMBER 31,        SEPTEMBER 30,
                                                           1996                1997
                                                       ------------        ------------
Land ...........................................       $    859,005        $    859,005
Buildings and improvements .....................          3,034,228           3,639,135
Machinery and equipment ........................          3,226,029           3,398,142
Furniture and fixtures .........................          1,859,951           2,087,579
Vehicles .......................................          1,359,802           1,596,558
                                                       ------------        ------------
                                                         10,339,015          11,580,419
Less - Accumulated depreciation and amortization         (5,003,378)         (5,678,419)
                                                       ------------        ------------
                                                       $  5,335,637        $  5,902,000
                                                       ============        ============

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

6. FLOOR PLAN NOTES PAYABLE:

         Floor plan notes payable consisted of the following as of December 31, 1996, and September 30, 1997:

                                                      DECEMBER 31,      SEPTEMBER 30,
                                                         1996               1997
                                                      -----------       -----------
Floor plan notes payable to financial
   institution, due when the related boats are
   sold or 12 months after the advance,
   whichever is earlier, bearing interest at
   prime less .5% (8% at September 30,
   1997), collateralized by certain
   receivables, inventories and property and
   equipment ..................................       $ 8,398,558       $ 5,634,034

Floor plan notes payable to financial
   institutions, due when related boats are
   sold, bearing interest at rates ranging from
   7.63 to 7.91%, collateralized by certain
   receivables, inventories and property and
   equipment ..................................        12,441,979         7,625,727

Floor plan notes payable to financial
   institution, due when related boats are
   sold, bearing interest at LIBOR plus 2.5%
   (8.16% at September 30, 1997),
   collateralized by certain receivables,
   inventories and property and equipment .....         4,988,971         1,502,100

 Floor plan notes payable to financial
   institution, due when related boats are
   sold, bearing interest at prime plus .75%
   (9.25% at September 30, 1997),
   collateralized by certain inventories ......         1,845,223         3,624,849

 Floor plan notes payable due to financial
   institutions, due when related boats are
   sold or 12 months after the advance,
   whichever is earlier, bearing interest at
   rates ranging from .5% to prime plus 4%
   (12.5% at September 30, 1997),
   collateralized by certain receivables,
   inventories and property and equipment .....        11,575,324         7,765,389

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

                                                      DECEMBER 31,      SEPTEMBER 30,
                                                         1996               1997
                                                      -----------       -----------
Floor plan notes payable due to financial
   institutions, due when related boats are
   sold, bearing interest at rates ranging from
   prime plus .2% to prime plus 1% (9.5% at
   September 30, 1997), collateralized by
   certain inventories ........................         8,319,332         6,329,589

Floor plan notes payable due to financial
   institutions, due when related boats are
   sold, bearing interest at rates ranging from
   1% to prime plus .7 5% (9.25% at
   September 30, 1997), collateralized by
   certain inventories ........................         3,182,745         3,038,254
                                                      -----------       -----------
                                                      $50,752,132       $35,519,942
                                                      ===========       ===========

         The Company receives interest assistance directly from the Manufacturers. The interest assistance varies by Manufacturer and may include periods of free financing or reduced interest rate programs. The interest assistance may be paid directly to the Company or the financial institution depending on the arrangements the Manufacturer has established. Discontinuance of these programs could result in an increase in interest expense.

         The maximum borrowings permitted and total available borrowings under the floor plan notes payable at September 30, 1997, were approximately $62,350,000and $26,830,000, respectively. The weighted average interest rate on borrowings outstanding under the floor plan notes payable as of December 31, 1996 and September 30, 1997, was approximately 6.80% and 7.50%, respectively.

7. LONG-TERM DEBT:

         Long-term debt was comprised of the following as of December 31, 1996, and September 30, 1997:

                                                      DECEMBER 31,       SEPTEMBER 30,
                                                         1996                1997
                                                      -----------        -----------
Unsecured note payable to former
   stockholder, due in various quarterly
   installments, bearing interest at 5% for the
   period January 1, 1997, through
   December 31, 1997, and 10% thereafter
   through maturity in January 2008 ...........       $        --        $ 5,955,419

Mortgage note payable to financial
   institution, due in monthly installments of
   $16,337, bearing interest at 8%, maturing
   in August 2002, collateralized by property
   and equipment ..............................           907,337            812,628

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

                                                      DECEMBER 31,       SEPTEMBER 30,
                                                         1996                1997
                                                      -----------        -----------
Various notes payable, due in monthly
   installments ranging from $390 to $3,141,
   bearing interest at rates ranging from
   4.9% to 10.25%, maturing April 1999
   through May 2017, collateralized by
   property and equipment .....................           188,316            186,709

Various notes payable, due in monthly
   installments ranging from $397 to $634,
   bearing interest at rates ranging from
   7.75% to 8.50%, maturing through
   November 2000, collateralized by certain
   company vehicles ...........................            97,564             52,701

Various notes payable, due in monthly
   installments ranging from $767 to $3,900,
   bearing interest at rates ranging from
   7.90% to 8.50%, maturing through
   October 2009, collateralized by property
   and equipment ..............................           244,783            406,834
                                                      -----------        -----------
                                                        1,438,000          7,414,291
Less - Current maturities .....................          (268,356)        (1,047,272)
                                                      -----------        -----------
                                                      $ 1,169,644        $ 6,367,019
                                                      ===========        ===========

         The aggregate maturities of long-term debt were as follows at September 30, 1997:

PERIOD ENDING                                                            AMOUNT
SEPTEMBER 30,
1998.........................................................         $1,047,272
1999.........................................................            899,362
2000.........................................................            879,901
2001.........................................................            877,661
2002.........................................................            846,414
Thereafter ..................................................          2,863,681
                                                                      ----------
                                                                      $7,414,291
                                                                      ==========

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

8. SHORT-TERM BORROWINGS:

Short-term borrowings consisted of the following as of December 31, 1996, and September 30, 1997:

                                                       DECEMBER 31,     SEPTEMBER 30,
                                                          1996             1997
                                                       ----------       ----------
Line of credit payable to financial institution,
   due on demand, bearing interest due
   monthly at prime plus .5% (9% at
   September 30, 1997), collateralized by a
   secondary lien on certain receivables and
   property and equipment ......................        1,095,000               --

Unsecured line of credit payable to financial
   institution, due on demand, bearing
   interest due monthly at prime plus .5%
   (9% at September 30, 1997) ..................        2,295,601        2,711,677
                                                       ----------       ----------
                                                       $3,390,601       $2,711,677
                                                       ==========       ==========

         The line of credit agreements described above provide for total maximum borrowings of $4,750,000. Total available borrowings on the line of credit agreements as of September 30, 1997, were approximately $2,038,000. The weighted average interest rate on short-term borrowings as of December 31, 1996 and September 30, 1997, was 9% and 8.75%, respectively.

9. INCOME TAXES:

         Federal income taxes for those subsidiaries taxed as C corporations were as follows for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997:

                               DECEMBER 31,        DECEMBER 31,        SEPTEMBER 30,
                                 1995                 1996                1997
                               ---------           ---------           ---------
Current .............          $  50,356           $ 635,785           $ 458,454
Deferred ............            (70,707)           (593,756)            137,369
                               ---------           ---------           ---------
                               $ (20,351)          $  42,029           $ 595,823
                               =========           =========           =========

         Actual income tax expense (benefit) was not materially different from income tax expense (benefit) computed by applying the U.S. Federal Statutory Corporate Tax Rate of 34 percent to income (loss) before income tax provision for the years ended December 31, 1995 and 1996, and the nine-month period ended September 30, 1997, for those Merged Companies taxed as C corporations.

         Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The components of the net deferred tax assets are as follows:

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

                                                       DECEMBER 31,     SEPTEMBER 30,
                                                         1996             1997
                                                       --------         --------
Current deferred tax assets:
   Inventory .................................         $134,980         $     --
   Accrued expenses ..........................          432,070          368,394
   Net operating loss (NOL) carryforwards ....           99,531          160,818
                                                       --------         --------
         Net current deferred tax assets .....         $666,581         $529,212
                                                       ========         ========

         As of September 30, 1997, the Company had NOL carryforwards of approximately $498,000. The NOL carryforwards will be available to offset future taxable income and will expire in various amounts from fiscal year 2009 through fiscal year 2012.

         Concurrent with the business combinations discussed in Note 1, the Company recorded a deferred tax liability of approximately $1,577,000 for income taxes that will be payable by the Company upon conversion of certain of the subsidiaries that had elected S corporation status to C corporations.

10. DUE TO RELATED PARTIES:

         Due to related parties includes non-collateralized demand notes, which bear interest at rates ranging from 0 to 10 percent payable to stockholders or their affiliated companies.

11. COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

         The Company leases certain land, buildings, machinery, equipment and vehicles related to its dealerships under non-cancelable operating leases. Rental payments, including month-to-month rentals, were approximately $1,411,000, $1,473,000 and $1,387,000 for the years ended December 31, 1995 and
1996, and the nine-month period ended September 30, 1997, respectively. Rental payments to related parties under both cancelable and non-cancelable operating leases approximated $1,290,000 and $1,326,000 for the years ended December 31,1995 and 1996, and $1,085,000 for the nine-month period ended September 30, 1997, respectively.

         Future minimum lease payments under non-cancelable operating leases were as follows at September 30, 1997:

                                                                       AMOUNT
PERIOD ENDING
SEPTEMBER 30,                                                         $1,673,244
1998................................................................   1,266,117
1999................................................................     883,066
2000................................................................     652,152
2001................................................................     592,671
2002................................................................   2,144,700
                                                                      ----------
Thereafter .........................................................  $7,211,950
                                                                      ==========

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

         Approximately $4,306,000 of the above future minimum lease payments relate to leases of property from related parties, which were canceled in connection with property acquisitions which occurred on March 1, 1998, and July 7, 1998.

OTHER COMMITMENTS

         The Company is party to various legal actions arising in the ordinary course of business. The ultimate liability, if any, associated with these matters was not determinable at September 30, 1997. While it is not feasible to determine the outcome of these actions at this time, the Company does not believe that these matters will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

         The Company is subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of gasoline, oil, other chemicals and waste. The Company believes that it is in compliance with such regulations.

12. EMPLOYEE 401(K) PROFIT SHARING PLANS:

         Certain subsidiaries maintain defined contribution benefit plans (the Plans). The Plans provide for matching contributions from the Company that are limited to certain percentages of employee contributions. Additional discretionary amounts may be contributed by the Company. The Company contributed approximately $287,000, $353,000 and $234,000 to the Plans for the years ended December 31, 1995 and 1996, and for the nine-month period ended September 30, 1997, respectively.

13. SUBSEQUENT EVENTS:

FLOOR PLAN NOTE PAYABLE

         On April 7, 1998, the Company executed an agreement for a new working capital line of credit with a financial institution under which the Company refinanced all of its outstanding floor plan notes payable. The maximum available borrowings under the new working capital line of credit are $105 million. The new working capital line of credit bears interest at LIBOR plus
1.25 percent, and has a three-year term.

BRUNSWICK CORPORATION SETTLEMENT

         Subsequent to year-end, Brunswick Corporation and the Company disputed the applicability of the change in control provisions in the dealership agreements of the Original Merged Companies. In order to avoid a long, costly and disruptive dispute, the Company and Brunswick Corporation entered into a settlement agreement on March 12, 1998, under which Brunswick Corporation consented to changes in the ownership of the Original Merged Companies resulting from the Original Merger, and the Company agreed to pay Brunswick Corporation $15 million by December 31, 1998. The $15 million payable to Brunswick Corporation bears interest payable quarterly at LIBOR plus 1.25%.

STOCK SPLIT

         On April 5, 1998, the Board of Directors approved a stock split whereby each outstanding share of Company's Common Stock was converted into approximately 1.082 shares of Common Stock. This stock split has been retroactively reflected in the accompanying supplemental consolidated financial statements.

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

STOCK AND OPTION PLANS

         On April 5, 1998 and April 30, 1998, respectively, the Board of Directors adopted and the stockholders approved the following stock and option plans:

         1998 Incentive Stock Plan (the Incentive Stock Plan) -- The Incentive Stock Plan provides for the grant of incentive and non-qualified stock options to acquire Common Stock of the Company, the direct grant of Common Stock, the grant of stock appreciation rights and the grant of other cash awards to key personnel, directors, consultants, independent contractors and others providing valuable services to the Company. A maximum of the lesser of 4,000,000 shares or 15% of the then outstanding shares of Common Stock of the Company may be issued under the Incentive Stock Plan. The Incentive Stock Plan terminates in April 2008, and options may be granted at any time during the life of the Incentive Stock Plan. The date on which options vest and the exercise prices of options will be determined by the Board of Directors or the Plan Administrator.

         The Incentive Stock Plan also includes an Automatic Grant Program providing for the automatic grant of options ("Automatic Options") to non-employee directors of the Company. Under the Automatic Grant Program, each non-employee whose election to the Board of Directors was proposed as of the date of the Company's initial public offering will receive an Automatic Option to acquire 10,000 shares of Common Stock on that date (an "Initial Grant"). Each subsequent newly elected non-employee member of the Board of Directors will receive as an Initial Grant an Automatic Option to acquire 5,000 shares of Common Stock on the date of his or her first appointment or election to the Board of Directors. In addition, an Automatic Option to acquire 2,500 shares of Common Stock will be granted to each non-employee director at the meeting of the Board of Directors held immediately after each annual meeting of stockholders (an "Annual Grant"). Each Initial Grant will vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of grant (or the date of election to the Board of Directors, if later) and the next two installments 12 months and 24 months after the date of grant. Each Annual Grant will vest and become exercisable 12 months after the date of grant. Each Automatic Option will vest and become exercisable only if the optionholder has not ceased serving as a director as of such vesting date. The exercise price per share of Common Stock subject to an Initial Grant on the date of the Company's initial public offering will be equal to the initial public offering price per share and the exercise price per share of Common Stock subject to other Automatic Options will be equal to 100% of the fair market value (as defined in the Incentive Stock Plan) of the Company's Common Stock on the date such option is granted. Each Automatic Option will expire on the tenth anniversary of the date on which such Automatic Option was granted.

         Subsequent to year-end, the Company has granted options to purchase approximately 1,626,000 shares of the Company's Common Stock under the Incentive Stock Option Plan. The options were granted at various strike prices ranging from $10.00 to $13.75 per share. Generally, the options granted have a term of ten years from the grant date and vest 20 percent per annum beginning at the end of year three.

         Employee Stock Purchase Plan (the Stock Purchase Plan) -- The Stock Purchase Plan provides for up to 500,000 shares of Common Stock to be issued, and is available to all regular, full-time employees of the Company who have completed at least one year of continuous service.

                        MARINEMAX, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

         The Stock Purchase Plan provides for implementation of up to 10 annual offerings beginning on the first day of July in the years 1998 through 2007, with each offering terminating on June 30 of the following year. Each annual offering may be divided into two six-month offerings. For each offering, the purchase price per share will be the lower of (i) 85% of the closing price of the Common Stock on the first day of the offering or (ii) 85% of the closing price of the Common Stock on the last day of the offering. The purchase price is paid through periodic payroll deductions not to exceed 10% of the participant's earnings during each offering period. However, no participant may purchase more than $25,000 worth of Common Stock annually.

ACQUISITION OF STOVALL MARINE, INC.

         On April 30, 1998, the Company acquired all of the issued and outstanding Common Stock of Stovall Marine, Inc. (Stovall) (a Georgia corporation) in exchange for 492,306 shares of the Company's common stock. The acquisition has been accounted for under the purchase method of accounting, which resulted in the recognition of approximately $5.6 million of goodwill, representing the excess purchase price over the estimated fair value of net assets acquired. The goodwill is being amortized over 40 years.

INITIAL PUBLIC OFFERING

         In June 1998, the Company completed its initial public offering (IPO) of 4,780,569 shares of Common Stock. Of the 4,780,569 shares of common stock sold, the Company sold 3,515,824 shares and certain stockholders sold 1,264,745 shares. Of the 3,515,824 shares sold by the Company, 1,654,624 shares were sold to the public at a price per share of $12.50 and 1,861,200 shares were sold to Brunswick Corporation for $11.625 per share. The IPO generated net cash proceeds of approximately $38.3 million after deducting underwriting discounts and offering costs to date of approximately $2.6 million.

ITEM 7. FINANCIAL STATEMENTS, PORFORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      Financial Statements of Business Acquired

                  The acquisitions described above do not constitute a significant acquisition pursuant to Rule 3-05. Therefore, no financial statements are required to be filed.

         (b)      Pro Forma Financial Information

                  Not applicable

         (c)      Exhibits

EXHIBIT NO.                        DESCRIPTION OF EXHIBIT

27       Restated Financial Data Schedules

99.1 Agreement of Merger and Plan of Reorganization dated as of the 7th day if July, 1998 by and among MarineMax Inc., C & N Marine Acquisition Corporation (a subsidiary of MarineMax Inc.), C & N Marine Corporation and the Stockholders named herein (1)

99.2 Agreement of Merger and Plan of Reorganization dated as of the 7th day if July, 1998 by and among MarineMax Inc., Cochran's Acquisition Corporation (a subsidiary of MarineMax Inc.), Cochran's Marine, Inc. and the Stockholders named herein (1)

-----------------------------

(1)      Previously filed

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

September 4, 1998                      MARINEMAX, INC.

                                       By:/s/  Michael H. McLamb
                                       -----------------------------------------
                                       Michael H. McLamb
                                       Chief Financial Officer, Vice President
                                       Secretary and Treasurer